nuvel

CONTRACTOR AGREEMENT

This Contractor Agreement (the "***Agreement***") is made effective March 11, 2014, (the "***Effective Date***") by and between Nuvel Holdings, Inc., a Delaware corporation ("***Company***"), and Richard Resnick ("***Contractor***").

1. Services.

1.1. Services. Contractor agrees to perform the services equivalent to a chief executive officer (the "***Services***"). Contractor shall, promptly after execution of this Agreement, commence work upon and diligently proceed with the work, according to and in conformity with the specifications and performance requirements set forth in this Agreement and as directed by the Company's Board of Directors.

1.2. Cooperation of the Company. Company understands and acknowledges that Contractor's performance of the Services including, without limitation, the timely delivery of such Services is dependent on and subject to adequate cooperation and assistance from Company and Company's personnel. The Company shall comply with all reasonable requests of Contractor in connection with Contractor's performance of the Services under this Agreement. Company shall provide all assistance reasonably requested by Contractor and shall provide Contractor access to all facilities and all documents necessary to enable Contractor to perform the Services under this Agreement. Company further agrees to provide all appropriate personnel who shall devote sufficient time and assistance to provide all necessary information to Contractor and to comply with all reasonable requests of Contractor in connection with Contractor's performance of the Services hereunder.

2. Relationship.

2.1. Independent Contractor Status. The parties hereto acknowledge and agree that Contractor is an independent contractor and not an employee, agent, or partner of Company. Contractor further acknowledges and agrees that, as an independent contractor, Contractor will not be entitled to: (a) make a claim for unemployment, workers' compensation or disability pursuant to this Agreement; or (b) receive any employment benefits from Company, including, but not limited to, vacation, health, or retirement benefits.

2.2. Method of Performing Services. Contractor will supply all tools and instrumentalities required to perform the Services and Contractor will determine the method, details, and means of performing the Services.

2.3. Manner, Time, and Location. Contractor shall have the right to perform the Services in such manner, at such times, and at such locations as Contractor deems appropriate.

Company shall have no right to interfere with Contractor's judgment with respect to the manner, time, and place of performance of the Services, so long as any performance deadlines that may be established by Company are satisfied.

3. Compensation.

3.1. Compensation. Company shall pay Contractor twenty five thousand dollars ($25.000.00) per month in installments of twelve thousand five hundred dollars ($12.500.00) payable on or before the first and fifteen of each month. Contractor, in its sole discretion may stop its performance of the Services if Company is late in any payment due hereunder. In such event, Contractor shall not be penalized in any way for a delay in the performance of the Services. Contractor, as an independent contractor, shall be responsible for paying any or all taxes relating to Contractor's work herein, including, but not limited to, all federal, state, county and municipal income and employment taxes. Company shall not be responsible for any such taxes and shall not withhold any taxes from Contractor's compensation.

3.2. Expenses. Contractor shall bill Company for all out-of-pocket expenses in connection with the performance of the Services hereunder, including without limitation, costs of travel, reasonable lodging, and meals. Contractor shall provide Company with documentation concerning such expenses upon request. Payment for expenses shall be due and payable ten (10) days after submission of such expenses.

4. Confidential Information.

4.1. Definition. For purposes of this Agreement, "***Confidential Information***" means information or material of a confidential or proprietary nature, whether written or oral, tangible or intangible, including without limitation, trade secrets, know-how, data, knowledge, designs, plans, drawings, specifications, reports, computer programs, algorithms, business plans, customer and supplier lists, pricing and financial information and records, and marketing techniques and materials.

4.2. Company's Confidential Information. Contractor shall not use or disclose any Confidential Information belonging to or used by the Company, whether related to the Company's past, present, or future business activities, research or development, or products, except as needed to perform the Services under this Agreement.

4.3. Third Party Information. Contractor recognizes that the Company has received and/or in the future may receive Confidential Information from third parties subject to a duty on the Company's part to keep the Confidential Information confidential and to use it only for certain limited purposes. Contractor shall hold all such Confidential Information in confidence and not disclose it except as needed to perform the Services under this Agreement consistent with the Company's agreement with such third party.

4.4. Obligation to Other Third Parties' Information. Contractor shall not use, disclose to the Company, or induce the Company to use any Confidential Information belonging

to any other person. Contractor represents that Contractor has no obligations to any other person that conflict with Company's obligations to the Company.

4.5. Exclusions. Notwithstanding the foregoing, Confidential Information will not include information that: (a) is or becomes generally known or available by publication, commercial use or otherwise through no fault of Contractor; (b) becomes available to the Contractor on a non-confidential basis from a source, other than the Company, who obtained the information lawfully and is not bound by a confidentiality agreement with the Company; (c) is known to Contractor at the time of disclosure without violation of any confidentiality restriction and without any further restriction on Company's use or disclosure as reasonably evidenced by appropriate written documentation; or (d) is independently developed by Contractor as reasonably evidenced by appropriate written documentation.

5. Treatment of Work Product. Contractor agrees that, to the extent allowed by applicable laws, any results of the Services on behalf of the Company (hereinafter the "***Work Product***") are works made for hire, and all such works and any related documentation, including, but not limited to, all trade secrets, development tools, memoranda, notes, records, drawings, manuals, computer software, and other documents or materials, and all copies thereof, shall be the sole property of Company. To the extent that any such Work Product may not, under applicable law, be considered works made for hire, Contractor hereby grants, transfers and assigns, conveys, and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of Contractor's rights, title, and interest in and to the Work Product to Company in perpetuity or for the longest period otherwise permitted by law. To the extent that any such Work Product may not, under applicable law, be granted, transferred and assigned, conveyed, or relinquished by Contractor to Company, Contractor hereby grants Company an exclusive, royalty free license to use the Work Product for the useful life of the Work Product. Contractor agrees not to use any Work Product for its benefit or the benefit of any third party.

Upon the request of Company, but in any event upon termination of this Agreement, Contractor shall surrender to Company all Work Product, including, but not limited to, all development tools, memoranda, notes, records, drawings, manuals, computer software, and other documents or materials, and all copies thereof, pertaining to the Work Product, including all materials embodying any trade secrets. This Section is intended to apply to all materials made or compiled by Contractor, as well as to all materials furnished to Contractor by Company.

6. Warranties, Disclaimer, and Limitation of Liability.

6.1. Warranties. Contractor hereby represents and warrants that: (a) the Work Product will be an original work of Contractor and any third parties who have executed assignment of rights reasonably acceptable to Company; and (b) Contractor has full right and power to enter into and perform this Agreement without the consent of any third party.

6.2. Disclaimer. EXCEPT AS OTHERWISE EXPLICITLY SET FORTH IN THIS AGREEMENT OR A WRITING SIGNED BY CONTRACTOR DATED ON OR AFTER THE DATE OF THIS AGREEMENT, ANY WORK PRODUCT IS PROVIDED "***AS IS***."

CONTRACTOR EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS, AND NONINFRINGEMENT, AND ANY WARRANTIES ARISING OUT OF A COURSE OF DEALING OR INDUSTRY PRACTICE.

6.3. Limitation on Liability. CONTRACTOR SHALL NOT BE LIABLE TO COMPANY FOR ANY CONSEQUENTIAL DAMAGES RESULTING FROM OR RELATED TO THE SERVICES PERFORMED BY CONTRACTOR HEREUNDER, INCLUDING, BUT NOT LIMITED TO, ANY LOSS OF DATA OR SOFTWARE, INABILITY OF COMPANY TO CORRECT ANY ERRORS, MALFUNCTIONS AND DEFECTS IN THE WORK PRODUCT, OR DELAY OF CONTRACTOR IN PERFORMING ANY SERVICES HEREUNDER. CONTRACTOR'S LIABILITY HEREUNDER TO THE COMPANY, IF ANY, SHALL IN NO EVENT EXCEED THE TOTAL CONSIDERATION PAID TO CONTRACTOR HEREUNDER BY THE COMPANY.

7. Termination of Agreement.

7.1. Termination for Convenience. Either party may terminate this Agreement at any time by providing the other party with fifteen (15) days written notice.

7.2. Termination for Breach. A party may terminate this Agreement if the other party is in material breach of its terms and has not cured the breach within five (5) days of written notice from the other party specifying the breach; provided, any breach caused by nonpayment of the compensation due pursuant to Section 3, above, shall be cured within three (3) days of written notice. Consent to extend the cure period shall not be unreasonably withheld, so long as the breaching party has commenced the cure during the notice period and pursues the cure in good faith.

7.3. Automatic Termination. This Agreement shall terminate automatically on the occurrence of any of the following events: (a) bankruptcy or insolvency of either party; (b) sale of the business of either party; (c) death of Contractor, if an individual; or (d) assignment of this Agreement by either party without the consent of the other party.

7.4. Effect. Termination of this Agreement shall not limit either party from pursuing any other remedies available to it, including injunctive relief. The parties' rights and obligations under Sections 3 through the date of termination, 4-6, and 8 shall survive termination of this Agreement.

8. General Provisions.

8.1. Notices. Any notice under this Agreement must be in writing and shall be effective upon delivery by hand; or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Company or to Contractor at the corresponding address below. Either party may change its mailing address upon notice to the other party. Notice of change of address shall be effective only when done in accordance with this Section.

If to Company:
Nuvel Holdings, Inc.
20 S. Santa Cruz Ave, Suite 300

If to Contractor:
At the address set forth below.

Los Gatos, CA 95030

8.2. Arbitration. All disputes between Contractor (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) and Company (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the engagement or service relationship between the parties, including, without limitation, all disputes arising under this Agreement, ("***Arbitrable Claims***") shall be resolved by arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Provided, however, either party make seek injunctive relief in a court of competent jurisdiction to enforce Sections 4, 5, and 7. Subject to the foregoing sentence, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. Arbitration of Arbitrable Claims shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended, and held Santa Clara County, California. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section. The fees of the arbitrator shall be split between both parties equally. All proceedings and all documents prepared in connection with any arbitration shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.

8.3. Integration. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Contractor's engagement by Company. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the engagement of Contractor, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Contractor and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

8.4. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

8.5. Assignment; Successors and Assigns. Neither Company nor Contractor shall assign any rights or obligations under this Agreement.

8.6. Severability. If a court or arbitrator holds any provision of this Agreement to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect.

8.7. Attorneys' Fees. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of California.

8.9. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

8.10. Force Majeure. Neither party shall be liable for any damages or other losses resulting from failure to perform its obligations under this Agreement where such failure is the result of a cause beyond the party's reasonable control.

The parties have duly executed this Agreement as of the date first written above.

COMPANY

Jay Elliot, President,
Nuvel Holdings, Inc.
20 S. Santa Cruz Ave. Suite 300
Los Gatos, CA 95030

CONTRACTOR

Richard Resnick.